Exhibit 12.1
Computation of Ratio of Earnings to Fixed Charges
The following table sets forth ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred dividends for the periods indicated below.

	Year Ended		Year Ended		Year Ended		Year Ended		Year Ended
	December 31,		December 31,		December 31,		December 31,		December 31,
	2009		2008		2007		2006		2005
Income (Loss) From Continuing Operations Before Income Taxes	$39,490,729		$24,846,964		$26,352,553		$17,281,065		$7,373,170
Fixed Charges	37,704,583		42,490,151		30,898,700		10,835,045		4,654,135
Amortization of Capitalized Interest	204,422		204,422		187,138		73,279		—
Capitalized Interest	—		—		(1,335,413)		(6,220,427)		(3,107,965)

Earnings	$77,399,734		$67,541,537		$56,102,978		$21,968,962		$8,919,340

Interest Expense	$37,662,501		$42,439,917		$29,530,448		$4,579,517		$1,521,169
Portion of Rent Related to Interest	42,082		50,234		32,839		35,101		25,000
Capitalized Interest	—		—		1,335,413		6,220,427		3,107,966

Fixed Charges	$37,704,583		$42,490,151		$30,898,700		$10,835,045		$4,654,135

Preferred Stock Dividends	—		—		—		—		—

Combined Fixed Charges and Preferred Stock Dividends	$37,704,583		$42,490,151		$30,898,700		$10,835,045		$4,654,135

Ratio of Earnings to Fixed Charges	2.05	x	1.59	x	1.82	x	2.03	x	1.92	x

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	2.05	x	1.59	x	1.82	x	2.03	x	1.92	x

Deficiency
     Our ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Our ratio of earnings to combined fixed charges and preferred dividends is computed by dividing earnings by combined fixed charges and preferred dividends. For these purposes, “earnings” is the amount resulting from adding together income (loss) from continuing operations, fixed charges, and amortization of capitalized interest and subtracting interest capitalized. “Fixed charges” is the amount resulting from adding together interest expensed and capitalized; amortized premiums, discounts and capitalized expenses related to indebtedness; and the interest portion of rent. “Combined fixed charges and preferred dividends” is the amount resulting from adding together fixed changes and preferred dividends paid and accrued for each respective period.